Exhibit 10.2

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”) is entered into as of July 31, 2023 by and between SEABOARD MARINE LTD., a Liberian corporation (together with any Successor thereto, the “Company”), and Edward A. Gonzalez (“Executive”).

WITNESSETH:

WHEREAS, the Company and Executive are parties to a certain Employment Agreement dated December 21, 2012 (the “Employment Agreement”), pursuant to which the Company employs Executive on the terms and conditions set forth therein; and

WHEREAS, the Company and Executive desire to amend the Employment Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1.	Amendment to Paragraph 2(a).

Paragraph 2(a) is hereby amended and restated to read as follows:

2.Term; Position and Responsibilities; and Location.

(a)Term of Employment.  Unless Executive’s employment shall sooner terminate pursuant to Section 8, the Company shall continue to employ Executive on the terms and subject to the conditions of this Agreement for a term commencing as of the date of this Agreement (the “Commencement Date”) and ending on December 31, 2025; provided, however, on each of December 31, 2023 and on December 31, 2024, Executive’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions for three (3) years after such dates, unless the Company shall have given written notice to Executive, at least thirty (30) days prior to December 31, 2023 or December 31, 2024, as the case may be, of its intention not to extend the Employment Period (as defined below) hereunder.  As such, on December 31, 2024, the remaining term will be for three (3) years; on December 31, 2025, the remaining term will be for two (2) years; and on December 31, 2026, the remaining term will be for one (1) year.  Unless mutually agreed to by the Company and the Executive, Executive’s employment hereunder shall under no circumstances extend beyond December 31, 2027.  The period during which Executive is employed by the Company pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the “Employment Period.”

2.	Amendment to Paragraph 10(a). The definition of “Non-Compete Period” or Non-solicitation Period” is hereby amended and restated to read as follows:

“Non-Compete Period” or Non-solicitation Period” means the period beginning with the Commencement Date and ending one (1) year after the Date of Termination with respect to any termination, no matter whether terminated by the Company or by the Executive for any reason or no reason.

3.	Agreement Continues in Effect.Except as amended by this First Amendment, the Employment Agreement shall continue in full force and effect, in accordance with the terms thereof.

4.	Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the State of Kansas, without reference to principles of conflicts of laws.

IN WITNESS WHEREOF, the Company and Executive have duly executed this First Amendment as of the date first above written.

SEABOARD MARINE LTD.

By:	/s/ Robert L. Steer
Name:	Robert L. Steer
Title:	Vice President and Treasurer

Executive:

By:	/s/ Edward A. Gonzalez
Edward A. Gonzalez